Exhibit 4.7
DEED OF TRUST AND SECURITY AGREEMENT
THIS DEED OF TRUST AND SECURITY AGREEMENT (the “Deed of Trust”) is made this 31st day of March, 2009, by HOME SOLUTIONS OF AMERICA, INC, a Delaware corporation, organizational identification number 2844384 and f/k/a Nextgen Communications Corporation (the “Grantor”), with a mailing address at 1340 Poydras Street, Suite 1800, New Orleans, Louisiana 70112, to PETER GRAF, Trustee (the “Trustee”), with a mailing address at First American Title Insurance Company, 2626 Howell Street, 10th Floor, Dallas, Texas 75204, for the benefit of PW STEPHENS ENVIRONMENTAL, INC., a Delaware corporation, with a mailing address at 15201 Pipeline Lanes #B, Huntington Beach, California 92649 (together with its successors or assigns, the “Beneficiary”).
WITNESSETH
WHEREAS, the Beneficiary has extended a loan (the “Loan”) to Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation and wholly owned subsidiary of Grantor (“Borrower”) as evidenced by that certain Promissory Note dated July 3, 2008 in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) with a maturity date of September 1, 2008, together with all renewals, extensions or amendments thereof (collectively, the “Note”), and additional documents evidencing, securing or otherwise documenting the terms and conditions of the Loan (collectively, “Original Loan Documents”).
WHEREAS, in consideration of Beneficiary’s agreement to forbear exercising its rights and remedies under the Original Loan Documents as contemplated by a letter agreement, dated the date hereof, by Beneficiary and accepted and agreed to by Grantor and Borrower, Grantor has guaranteed to the Beneficiary the obligations of payment and performance owed by the Borrower to the Beneficiary with respect to the Loan and various other duties of payment and performance pursuant to a Guaranty of even date herewith as the same may be amended, modified, replaced and/or restated from time to time (the “Guaranty”). The Grantor has agreed to secure the Grantor’s obligations to the Beneficiary which arise out of, relate or pertain to the Guaranty by the execution of this Deed of Trust.
WHEREAS, the Grantor desires to secure to the Beneficiary (a) the full and punctual payment to the Beneficiary of any and all sums owed by the Grantor to the Beneficiary in accordance with the terms of the Guaranty including, without limitation, all guaranty, indemnification, and suretyship obligations assumed by the Grantor in accordance with the terms of the Guaranty; (b) the performance by the Grantor of all the terms, covenants and conditions contained in this Deed of Trust and in the Guaranty; (c) the repayment of all sums which are at any time or from time to time advanced or paid by the Beneficiary in accordance with the authorizations contained in this Deed of Trust; and (d) the payment of all of the costs, fees, commissions, and expenses of the Beneficiary and the Trustee in enforcing the provisions of the Guaranty and this Deed of Trust (collectively, the “Obligations”).

GRANTING CLAUSES
NOW, THEREFORE, in consideration of the terms and conditions of this Deed of Trust and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure the full and absolute payment and performance of each of the Obligations, and any other indebtedness of the Grantor to the Beneficiary, as well as all future advances, and the strict observance and performance of all of the provisions of the Guaranty and this Deed of Trust, and under all other documents and instruments evidencing or giving rise to any other indebtedness of the Grantor to the Beneficiary, including the repayment of all sums advanced, to be advanced, or which may be advanced by the Beneficiary pursuant to or under authorizations contained in this Deed of Trust, the Grantor grants, pledges, assigns, transfers, and conveys to the Trustee all that lot of ground situated and lying in Harris County, Texas, and more particularly described on Exhibit A, attached hereto and made a part hereof (the “Land”).
TOGETHER with all buildings, structures, or improvements, and replacements thereof, now or hereafter existing on or to be erected upon the Land and all materials intended for construction, reconstruction, alterations and repairs of such improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the premises hereby conveyed immediately upon the delivery thereof to the premises (collectively, the “Improvements”). The Land and Improvements are hereafter collectively referred to as the “Real Property”.
AND TOGETHER WITH all plant, equipment, apparatus, machinery, fittings, appliances, furniture, furnishings, fixtures and other chattels and personal property and replacements thereof, now or at any time hereafter affixed or attached to, incorporated in, placed upon, or in any way used in connection with the current or future utilization, enjoyment, occupation or operation of the Real Property including all plans, drawings, specifications, contracts, deposits and all general intangibles relating to the development of the Real Property (hereinafter collectively referred to as the “Personalty”), all of which the Grantor declares to be fixtures and permanent additions to the Real Property. To the extent all or any of the items of Personalty are not or have not yet become fixtures and permanent additions to and a part of the Real Property and are instead personal property, the Grantor grants and conveys to the Beneficiary a continuing security interest under the Texas Uniform Commercial Code, as amended, in all of such items of personal property and the proceeds and products thereof, as well as in all substitutions, renewals and replacements thereof and in all of such items hereafter acquired and constituting after acquired property, for so long as such items are or remain personal property and not fixtures and permanent additions to the Real Property, for the purpose of securing performance of all of Grantor’s obligations hereunder. The provisions hereof shall not apply to machinery apparatus, equipment fittings, fixtures and articles of personal property used in the business of Grantor’s lessees whether the same are annexed to the Real Property or not, unless the same are also used in the operation of any building located thereon. With respect to such security interest (a) the Beneficiary may exercise all rights granted or to be granted a secured party under the Uniform Commercial Code, and (b) upon the occurrence of an Event of Default the Beneficiary shall have a right of possession superior to any right of possession of the Grantor or any person claiming through or on behalf of the Grantor.

AND TOGETHER WITH a security interest in all amounts that may be owing at any time and from time to time by the Beneficiary to the Grantor in any capacity, including, but not limited to, any balance or share belonging to the Grantor of any deposit or other account with the Beneficiary.
AND TOGETHER WITH all easements, rights, privileges, and appurtenances thereunto belonging or in any way appertaining, and all of the right, title, interest, estate or claim of the Grantor in or to the streets, ways, alleys and waters, water rights, water courses, riparian rights, other rights, liberties and privileges thereof or in any way now or hereafter appertaining, including any claim at law or in equity, as well as any after-acquired title, franchise or license and reversion and reversions and remainder and remainders thereof adjoining or adjacent to the Real Property, whether now existing or hereafter acquired.
AND TOGETHER WITH all rights, benefits, profits, rents and monies payable under, by reason of or with respect to any restrictive covenants, easements, agreements applicable to adjoining lands or contracts of sale with respect thereto with the right to collect any sums of money at any time payable to the Grantor in consequence of such rights and benefits, including the release, modification or amendment thereof, for application to sums then due and owing the Beneficiary under the Guaranty or this Deed of Trust, and to utilize any collection or enforcement rights or remedies to collect the same available to the Grantor under law, as to all of which, and the proceeds and products thereof, the Grantor hereby grants to the Beneficiary a continuing security interest in and to.
All of the aforementioned property is hereafter referred to collectively as the “Secured Property”.
AND ALSO TOGETHER WITH (i) all of the proceeds of the voluntary or involuntary conversion of the Secured Property or any part of the Secured Property into cash or liquidated claims, whether by way of condemnation, insured casualty, judgment or otherwise, as well as a security interest which is hereby granted to the Beneficiary in the same, (ii) all rents, profits and benefits, including any deposits of tenants to secure payment of the same and performance of the terms and conditions of any oral or written lease, with respect to the leasing of all or any portion of the Real Property, with the right to collect such rents, profits and benefits at any time for application to sums then due and owing the Beneficiary under the Guaranty or this Deed of Trust, and to utilize any collection or enforcement rights or remedies available to the Grantor under law or any written lease, but without any duty or obligation to perform on behalf of the Grantor any of the Grantor’s duties or obligations to any lessee, and (iii) all revenues and profits, accounts receivable and contract rights, including any deposits of purchasers to secure payment of the contract price and performance of the terms and conditions of any contract of sale for the Real Property, with the right to collect the same at any time for application to sums then due and owing the Beneficiary under the Guaranty or this Deed of Trust and to utilize any collection or enforcement rights or remedies available to the Grantor under law or any contract of sale, but without any duty or obligation to perform on behalf of the Grantor any of the Grantor’s duties or obligations to any purchase of the Real Property.
TO HAVE AND TO HOLD the Real Property to the Trustee, and the Trustee’s successors and assigns in fee simple.

SUBJECT TO, the legal operation and effect of the Deed of Trust and Security Agreement dated October 29, 2002 and recorded among the Land Records of Harris County, Texas as Instrument ###-##-#### from Grantor for the benefit of Cheyenne Capital Corp. (“Cheyenne”), as now in effect or as hereafter amended (“Prior Deed of Trust”)
IN TRUST, for the benefit and security of the Beneficiary to secure the full, complete, timely and absolute payment, performance, completion, and satisfaction of each of Obligations, whether such Obligations are existing or hereafter arising; provided, however, that if all of the Obligations are duly paid, performed, completed and finally satisfied with no contingent or other remaining claims, then all interests of the Trustee in the Secured Property shall cease and be deemed to be terminated and the Trustee shall release and reconvey the Secured Property to the Grantor and terminate this Deed of Trust at the sole cost and expense of the Grantor.
ARTICLE I
COVENANTS AND AGREEMENTS OF THE GRANTOR
The Grantor covenants and agrees as follows:
1.1 Repayment. The Grantor shall pay punctually all of the Obligations, together with interest thereon and any penalty, fee, charge, deposit, escrow or assessment, at the times and in the manner and amounts set forth in the Guaranty and any amendment, substitution, extension or renewal thereof, this Deed of Trust, or as set forth in any other agreement or writing between the Beneficiary and the Grantor relating or pertaining to any of the Obligations.
1.2 Performance. The Grantor shall perform fully all duties, obligations, and requirements and comply in all respects with the Obligations, including without limitation each of the terms, covenants, conditions, representations and warranties of this Deed of Trust and the Guaranty.
1.3 Taxes and Expenses. The Grantor shall pay and discharge, when and as the same come due, all taxes of every kind and nature, real and personal; all general and special assessments and levies; all water, sewer and other utility charges, rents and assessments; and any and all other public charges, dues, levies, impositions, or assessments of a like or different nature, imposed upon or assessed against the Secured Property or the rents, issues, income or profits thereof, and which are or may become liens against the same, as well as any ground rent to which the Real Property may be subject, and the Grantor will not permit to exist any lien or security interest which may be a lien or security interest superior to the lien and security interest of this Deed of Trust other than (a) liens for taxes, assessments, levies, fees, rents, ground rents and public charges not yet delinquent, and (b) liens and security interests to which the Beneficiary has specifically and in writing consented and with respect to which the Grantor has paid currently all sums secured thereby. The Grantor will, upon the request of the Trustee or the Beneficiary, deliver to the Trustee or the Beneficiary receipts evidencing the payment of all such taxes, assessments, levies, fees, rents, ground rents and public charges imposed upon or assessed against the Secured Property, or the revenues, rents, issues, income or profits thereof, as well as the payment of all superior liens and security interests with respect to which the Beneficiary may have consented.

1.4 Insurance. The Grantor shall obtain and shall at all times during the term hereof maintain the following insurance coverages:
1.4.1 Casualty Insurance. The Grantor will keep the Secured Property insured against loss by fire, casualty and other such hazards and contingencies as may be specified by the Trustee or the Beneficiary for the benefit of the Beneficiary. Such insurance shall be written in forms, amounts and by companies satisfactory to the Trustee or the Beneficiary, but in any event shall be in an amount sufficient to prevent co-insurance liability, and the losses thereunder shall be payable to the Beneficiary alone, and not to the Grantor and the Beneficiary or the Trustee, jointly. The Beneficiary shall be named as mortgagee on the policies and such policies shall state that the Beneficiary will be provided at least thirty (30) days’ written notice before cancellation, lapse or modification. The policy or policies of such casualty insurance shall be delivered to and retained by the Beneficiary, and the Grantor shall provide the Beneficiary with receipts evidencing the payment of all premiums due on such policies. The Grantor shall give the Beneficiary prompt notice of any loss covered by such casualty insurance, and the Trustee and the Beneficiary shall have the right to join the Grantor in adjusting any loss covered by an insurance policy. All monies received as payment for a loss covered by an insurance policy shall be paid over to the Beneficiary to be applied, at the option of the Beneficiary, either to the prepayment of the Obligations or to the payment of other charges or expenses actually incurred by the Grantor in the restoration, reconstruction, repair, renovation or replacement of the Secured Property. The Grantor may not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained above unless the Beneficiary is included thereon as a mortgagee with losses payable to the Beneficiary as above provided. The Grantor shall immediately notify the Beneficiary whenever any such separate insurance is taken out and shall promptly deliver to the Beneficiary the policy or policies of such insurance.
1.4.2 Liability Insurance. The Grantor shall obtain and maintain public liability and property damage insurance in such amounts, with such insurance companies and upon policy forms acceptable to and approved by the Beneficiary, but, in any event, in an amount of not less than One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate. The Grantor shall supply the Beneficiary with copies of such liability insurance policy and receipts evidencing the payment of premiums due thereon or, alternatively, certificates from the insurance company certifying to the existence of the policy, summarizing the terms of the policy and indicating the payment of premiums due thereon. The Beneficiary shall be named as an additional insured on the policy and such policy shall state that the Beneficiary will be provided at least thirty (30) days’ prior written notice before cancellation, lapse or modification.
1.4.3 Flood Insurance. In the event that at any time all or any portion of the Real Property is determined to be located in a specially designated flood hazard area, the Grantor shall obtain and maintain flood hazard insurance in the full insurable value of the improvements on or to be constructed on the Real Property or the full amount of coverage available, if less than the full insurable value of the improvements, naming the Beneficiary as the mortgagee. The Grantor shall be required to provide flood hazard insurance as described, unless the Grantor’s insurance broker certifies to the Beneficiary in writing that the Real Property is not in a flood hazard area. The proceeds of any loss payable under a flood insurance policy shall be applied, at the option of the Beneficiary, to restore, renovate, repair or rebuild the improvements, upon such terms and conditions as the Beneficiary may deem reasonably appropriate at such time, or shall be applied to the Grantor’s indebtedness to the Beneficiary, in inverse order of maturity, without prepayment penalty, and the balance of such proceeds, if any, shall be paid to the Grantor.

1.5 Advances. If the Grantor should fail to perform any of the covenants contained in Sections 1.3 and 1.4 of this Deed of Trust or to protect or preserve the Secured Property or the status and priority of the lien and security interest of this Deed of Trust, the Trustee or the Beneficiary may make advances to perform the same on behalf of the Grantor or to protect or preserve the Secured Property or the status and priority of the lien and security interest of this Deed of Trust, and all sums so advanced shall immediately upon advancement become a lien and security interest upon the Secured Property and shall be secured by this Deed of Trust. Beneficiary in making any payment for Grantor, relating to taxes, assessments, water rates, sewer rentals and other governmental, metropolitan or municipal charges, fines, impositions or liens asserted against the Secured Property may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of the bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof or relating to any apparent or threatened adverse title, lien, statement of lien, encumbrance, claim or charge, and Beneficiary shall be the sole judge of the legality or validity of same. The Grantor will repay on demand all sums so advanced on the Grantor’s behalf, plus any expenses or costs incurred by the Trustee or the Beneficiary, including attorneys’ fees, with interest thereon at the rate provided for in the Note. The provisions of this section shall not be construed to prevent the institution of foreclosure or other rights and remedies of the Trustee in the event of a default by the Grantor. Anything to the contrary notwithstanding, the authorization contained in this section shall impose no duty or obligation on the Trustee or the Beneficiary to perform any action or make any advances on behalf of the Grantor and is for the sole benefit and protection of the Beneficiary.
1.6 Condition and Use of Improvements. The Grantor will not at any time abandon the Secured Property or commit any waste on the Secured Property or make any change in the use of the Secured Property which will in any way increase any ordinary fire or other hazard insurance risk arising out of the construction of Improvements on or operation of the Secured Property. The Grantor will at all times maintain and keep the Secured Property in good operating order and condition and will promptly make, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are needed or desirable. The Grantor will fully and strictly comply with all statutes, ordinances, rules, regulations or laws affecting the Secured Property or the use thereof. The Improvements shall not be removed, demolished or substantially altered, nor shall any Personalty be removed therefrom, without the prior written consent of the Trustee or the Beneficiary, except where appropriate replacements, free of superior title, liens, security interests or claims are immediately made of a value at least equal to the values of the Personalty removed. The Grantor will permit the Trustee or the Beneficiary, or their agents or employees, at all times to enter and inspect the Secured Property.
1.7 Inspection and Repairs. The Beneficiary shall have the right, at any time and from time to time to engage an appropriate agent or other party to survey the adequacy of the maintenance of the Secured Property. If found inadequate, such agent or party shall determine the estimated cost of such repairs and replacements. In such event, at the option of Beneficiary and within thirty (30) days after written demand therefor, a sum equal to the amount of such estimated costs shall thereupon become due and payable by Grantor to be applied upon the indebtedness secured hereby unless within such period Grantor, at its own cost and expense, shall have completed or shall have commenced and thereafter, with diligence, completed such repairs and replacements. In such event, Grantor shall also reimburse the Beneficiary for the cost of such survey, the same being secured hereby. If the survey determines such maintenance to be adequate, then the cost thereof shall be at the expense of Beneficiary.

1.8 Transfer or Encumbrance. Without prior written consent of the Trustee or the Beneficiary, title to all or any portion of the Secured Property may not be acquired by any person, individual, partnership, limited liability company or corporation, other than the Grantor, by voluntary or involuntary conveyance, transfer, grant or assignment, by operation of law, or in any other manner, or become encumbered or charged with a lien or security interest of any kind or variety, whether voluntary or involuntary, including any mechanic’s or materialmen’s lien or judgment lien, senior, junior or equal to the lien and security interest of this Deed of Trust. In the event the Grantor is a corporation, limited liability company or a general or limited partnership, a conveyance, transfer, grant or assignment of, or a pledge, encumbrance or creation of a lien or security interest in, shares of stock, membership interests or partnership interests (whether or not such transaction is with respect to all or only a part of the total number of outstanding shares of stock, membership interests or the total percentage of partnership interest, or is in a single transaction or a series of transactions), from a person holding shares of stock, membership interests or partnership interests in the Grantor on the date of this Deed of Trust to a person not holding shares of stock, membership interests or partnership interests in the Grantor on the date of this Deed of Trust, shall be considered to be a conveyance, transfer, grant or assignment of, or pledge, encumbrance or creation of a lien or security interest in the Secured Property, and shall be subject to the provisions of this Section. Anything to the contrary notwithstanding, in the event the ownership of the Secured Property becomes vested in a person, individual, partnership or corporation other than the Grantor, the Trustee or the Beneficiary may, without notice to the Grantor, deal with such successor or successors in interest with reference to this Deed of Trust and the indebtedness secured by it in the same manner as with the Grantor, and any extension of the time of the indebtedness or any other modifications of the terms of the indebtedness at the instance of the then owner of the Secured Property shall not relieve the Grantor of the Grantor’s liability on the Guaranty hereby secured or from the performance of any of the covenants and agreements contained herein or any of the covenants, terms, conditions, provisions, representations or warranties contained in the Credit Documents, whether the extension or modification is made with or without the consent of the Grantor.
1.9 Condemnation and Allocation of Condemnation Awards. Grantor, immediately upon obtaining knowledge of the institution of any proceeding for a condemnation of the Secured Property or any portion thereof, will notify the Trustee and the Beneficiary of such proceedings. The Trustee or the Beneficiary may participate in any such proceedings, and Grantor will, from time to time, deliver to the Trustee or the Beneficiary all instruments requested by them to permit such participation. Any award or payment made as a result of any condemnation shall be paid to the Trustee and the Beneficiary, jointly, to be applied, at Beneficiary’s option, to the restoration of the remainder of the Secured Property, or to prepayment of the Obligations, in inverse order of maturity, without prepayment penalty. All moneys not utilized for the repair or restoration of the remainder of the Secured Property shall be applied as a prepayment of the Obligations, in inverse order of maturity, without prepayment penalty. The application of any award or payment as a prepayment of the Obligations shall take effect only on the actual date of the receipt of the payment or award by the Trustee and the Beneficiary. In the event any payment or award is used to restore the Secured Property, neither the Trustee nor the Beneficiary shall be obligated to see to the proper allocation thereof nor shall any amount so used be deemed a payment of any indebtedness secured by this Deed of Trust. Payments or awards to be used for restoration purposes shall be held by the Beneficiary and disbursed under such terms and conditions, to such persons, and at such times, as Beneficiary may determine.

1.10 Future Advances; Readvances. The Beneficiary may make future advances to the Grantor and may advance or, upon repayment by Grantor, readvance funds to the Grantor and all such future advances and readvances shall be fully secured by the lien and security interest of this Deed of Trust.
1.11 Zoning, Etc.; Restrictive Covenants. The Grantor shall fully and strictly comply with all applicable rules and regulations of the federal, state and local governmental authorities having jurisdiction over the Secured Property and will also fully and strictly comply with all restrictions, covenants, easements, set backs and other limitations on the use of the Secured Property contained in documents of public record. In the event any political subdivision in which the Secured Property is located adopts any law, ordinance, or regulation which imposes a limitation on the uses to which the Secured Property can be devoted should the Secured Property be sold, assigned, transferred or in any manner disposed of, the Grantor shall not consummate any such sale, assignment, transfer or disposition (if permitted hereunder) without the prior written consent of the Beneficiary.
1.12 No Consent to Changes of Restrictions, etc. Without the prior written consent of the Beneficiary, the Grantor shall not initiate, join in, or consent to any change in, any restrictive covenant, easement, zoning ordinance, or other public or private restrictions, limiting or defining the uses which may be made of the Secured Property or any part thereof. The Grantor shall promptly perform and observe, or cause to be performed and observed, all of the terms, covenants and conditions of all instruments of record affecting this Deed of Trust, or which may impose any duty or obligations upon the Grantor or any lessee or other occupant of the Secured Property, or any part thereof, and the Grantor shall do or cause to be done all things necessary to preserve intact and unimpaired any and all easements, appurtenances and other interests and rights in favor of or constituting any portion of the Premises.
1.13 Preservation of Lien. The Grantor shall take all steps and do all things necessary, convenient or proper to establish and maintain the priority and status of the lien and security interest in the Secured Property established or intended to be established by this Deed of Trust, except and only to the extent the Beneficiary may have specifically and in writing consented to the existence of a senior lien or security interest.
1.14 Security Agreement; Fixture Filing. This Deed of Trust shall also constitute a security agreement and fixture filing from the Grantor to the Beneficiary under the Texas Uniform Commercial Code, as amended. The Grantor authorizes the Beneficiary to file with the local and central filing offices such financing and continuation statements as may be required in the Beneficiary’s sole opinion to perfect or continue as perfected the security interest created by this Deed of Trust.

1.15 Maintenance of Equipment. The Grantor, with respect to the equipment, appliances and other personalty subject to the security interest created hereunder (collectively, the “Equipment”), shall (i) maintain the Equipment in good order and repair; (ii) maintain possession and indefeasible ownership and title of the Equipment and not lease the Equipment to any person or entity without the written consent of the Beneficiary; (iii) keep the value of the Equipment protected and preserved; (iv) permit the Beneficiary or its designated representative to inspect the Equipment at any and all reasonable times; and, (v) maintain the Equipment and its components at the Real Property.
1.16 Further Assurances. At any time, and from time to time, upon request by the Beneficiary, the Grantor, at the sole expense of the Grantor, will make, execute, deliver and record any and all further instruments, certificates and other documents as may, in the opinion of the Beneficiary, be necessary or desirable in order to effectuate, complete, perfect or to continue and preserve the obligation of the Grantor under the Guaranty or this Deed of Trust, and all modifications, extensions, and other amendments of the same. Upon any failure by the Grantor so to do, the Beneficiary may make, execute and record any and all such instruments, certificates and documents for and in the name of Grantor, and at the sole expense of the Grantor, and the Grantor hereby irrevocably appoints the Beneficiary the agent and attorney-in-fact of the Grantor so to do, this appointment being coupled with an interest. The Beneficiary may, at its option, advance the expenses incurred in making, executing and recording any and all such instruments, certificates and documents, and the Grantor shall reimburse the Beneficiary for any such sums advanced, and the same shall be part of the indebtedness secured by the lien of this Deed of Trust. With respect to any financing statement, the Grantor agrees that carbon, photographic or other reproduction of a security agreement or a financing statement is sufficient as a financing statement for purposes of the Texas Uniform Commercial Code.
1.17 Prior Deed of Trust. The Grantor shall take all steps and do all things necessary, convenient or proper to cause Cheyenne to record a release of the lien evidenced by the Prior Deed of Trust in the Land Records of Harris County, Texas.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
2.1 Commercial Loan. The Grantor warrants that this is a commercial loan transaction.
2.2 Warranty of Title. The Grantor warrants generally the Secured Property and that it has good and marketable title thereto, and that it will forever warrant and defend the same and the validity and priority of the lien and security interest of this Deed of Trust, to the Trustee and the Beneficiary against the claims of any and all other persons. The Grantor further warrants that Grantor will execute such other and further assurances as may be requisite.
2.3 Organizational Status. Grantor is a corporation formed under the laws of the State of Delaware and is in good standing in the State of Delaware and is duly qualified to do business in the State of Texas and is in good standing in the State of Texas. The Grantor shall maintain in good standing and in full force and effect the Grantor’s franchise with the State of Delaware and all rights and privileges incident thereto, and the Grantor shall at all times remain registered and qualified to transact business in the State of Delaware and the State of Texas.

2.4 Environmental Requirements. The Grantor covenants and warrants that there are no materials presently located on the Secured Property which, under federal, state or local law, statute, ordinance or regulations; or court or administrative order or decree; or private agreement (hereinafter collectively referred to as the “Environmental Requirements”), require special handling in collection, storage, treatment, or disposal (collectively, “Hazardous Materials”) and that Grantor will not place or permit to be placed any such Hazardous Materials on the Secured Property. Grantor hereby covenants and agrees that, if at any time it is determined that there are Hazardous Materials located on the Secured Property, Grantor shall, within thirty (30) days after written notice thereof, take or cause to be taken, at its sole expense, such actions as may be or necessary to comply with all Environmental Requirements. If Grantor shall fail to take such action, the Beneficiary or Trustee may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so. All sums so advanced or paid, including all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorneys’ fees, fines or other penalty payments, shall be at once repayable by Grantor and shall bear interest at the rate of one (1) percentage point per annum above the rate set forth in the Note, from the date the same shall become due and payable until the date paid, and all sums so advanced or paid, with interest as stated above, shall become a part of the indebtedness secured hereby. Failure of Grantor to comply with all Environmental Requirements shall constitute and be an Event of Default under this Deed of Trust. Grantor shall indemnify, hold harmless and defend Beneficiary, its officers, directors, shareholders, partners, employees and trustees and the heirs, legal representatives, successors and assigns of each of the foregoing from and against all proceedings, claims, damages, penalties and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses, investigatory fees, and remediation costs, whether incurred in connection with any judicial or administrative process or otherwise, arising directly or indirectly from any breach by Grantor of any covenant, representation or warranty set forth in this Section 2.4. Grantor will remain totally liable hereunder regardless of any other provisions which may limit recourse. The provisions of this Section 2.4 shall survive indefinitely.
2.5 Cheyenne Note. The Grantor has paid in full all amounts due under that certain Note by Grantor in favor of Cheyenne in the original principal amount of $750,000 and owes no other amounts to Cheyenne.
ARTICLE III
EVENTS OF DEFAULT
The following shall constitute “Events of Default” under this Deed of Trust and shall entitle the Trustee or the Beneficiary to exercise all rights and remedies provided in Article IV:
3.1 Failure to Pay. A default in the payment of any Obligations or of any fee, charge, penalty, deposit, escrow assessment or advance called for in the Guaranty or this Deed of Trust, when and as the same are due and payable, time being of the essence.

3.2 Failure to Perform. A failure to perform or observe any of the Obligations or any default under any terms, covenants, conditions or provisions of the Guaranty or this Deed of Trust.
3.3 Representations and Warranties. If any representation or warranty herein or any statement or representation made in any report, opinion, schedule, certificate or any other information given by the Grantor to Beneficiary shall prove to be false or incorrect in any material respect on the date as of which made.
3.4 Involuntary Bankruptcy. The entry of a decree or order for relief by a court having jurisdiction against or with respect to the Grantor in an involuntary case under the federal bankruptcy laws or any state insolvency or similar laws ordering the liquidation of the Grantor or a reorganization of the Grantor or the Grantor’s business and affairs of the appointment or a receiver, liquidator, assignee, custodian, trustee or similar official for the Grantor or any of the Grantor’s property, including but not limited to the Secured Property, and the failure to have such decree, order or appointment discharged or dismissed within sixty (60) days from the date of entry.
3.5 Voluntary Bankruptcy. The commencement by the Grantor of a voluntary case under the federal bankruptcy laws or any state insolvency or similar laws or the consent by the Grantor to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for the Grantor or any of the Grantor’s property, including but not limited to the Secured Property, or the making by the Grantor of an assignment for the benefit of creditors, or the failure by the Grantor generally to pay the Grantor’s debts as they become due.
3.6 Unauthorized Transfer or Encumbrance. A transfer or encumbrance in contravention of Section 1.8 of Article I hereof; provided, however, that if any judgment, mechanic’s or materialman’s, or other involuntary lien is satisfied or discharged, whether by payment, bond or otherwise, within thirty (30) days from the date it becomes a lien on the Secured Property, the establishment of such lien shall not constitute an Event of Default.
3.7 Existence of Senior Lien in Bankruptcy. The existence of a lien or security interest senior or of equal priority to the lien and security interest of this Deed of Trust created pursuant to Section 364 of the Bankruptcy Reform Act of 1978, as amended.
3.8 Default under Permitted Liens. A default under any document or instrument creating a permitted lien or security interest in the Secured Property, whether senior, junior or of equal priority to the lien and security interest of this Deed of Trust, to which Beneficiary has consented in writing.
3.9 Cross Default. A default under any obligation or indebtedness, other than the obligations and indebtedness secured by this Deed of Trust, owed by the Grantor or any guarantor of payment or performance of the Grantor to the Beneficiary or to any other lender, regardless of when created or whether secured or unsecured.

ARTICLE IV
RIGHTS ON EVENT OF DEFAULT
4.1 Acceleration; Remedies. At any time during the existence of an Event of Default, Beneficiary, at Beneficiary’s option, may declare the Obligations to be immediately due and payable without further demand, and may invoke the power of sale and any other remedies permitted by Texas law or provided in this Deed of Trust or in the Guaranty. Grantor acknowledges that the power of sale granted in this Deed of Trust may be exercised by Beneficiary without prior judicial hearing. Beneficiary shall be entitled to collect all costs and expenses incurred in pursuing such remedies, including attorneys’ fees, costs of documentary evidence, abstracts and title reports.
(a) If Beneficiary invokes the power of sale, Beneficiary may, by and through the Trustee, or otherwise, sell or offer for sale the Secured Property in such portions, order and parcels as Beneficiary may determine, with or without having first taken possession of the Secured Property, to the highest bidder for cash at public auction. Such sale shall be made at the courthouse door of the county in which all or any part of the Land to be sold is situated (whether the parts or parcel, if any, situated in different counties are contiguous or not, and without the necessity of having any Personalty present at such sale) on the first Tuesday of any month between the hours of 10:00 a.m. and 4:00 p.m., after advertising the time, place and terms of sale and that portion of the Secured Property to be sold by posting or causing to be posted written or printed notice of sale at least twenty-one (21) days before the date of the sale at the courthouse door of the county in which the sale is to be made and at the courthouse door of any other county in which a portion of the Land may be situated, and by filing such notice with the County Clerk(s) of the county(s) in which all or a portion of the Land may be situated, which notice may be posted and filed by the Trustee acting, or by any person acting for the Trustee, and Beneficiary has, at least twenty-one (21) days before the date of the sale, served written or printed notice of the proposed sale by certified mail on each debtor obligated to pay the Obligations according to Beneficiary’s records by the deposit of such notice, enclosed in a postpaid wrapper, properly addressed to such debtor at debtor’s most recent address as shown by Beneficiary’s records, in a post office or official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such service was completed shall be prima facie evidence of the fact of service.
(b) Trustee shall deliver to the purchaser at the sale, within a reasonable time after the sale, a deed conveying the Secured Property so sold in fee simple with covenants of general warranty. Grantor covenants and agrees to defend generally the purchaser’s title to the Secured Property against all claims and demands. The recitals in Trustee’s deed shall be prima facie evidence of the truth of the statements contained in those recitals. Trustee shall apply the proceeds of the sale in the following order: (i) to all reasonable costs and expenses of the sale, including reasonable Trustee’s fees not to exceed 5% of the gross sales price, attorneys’ fees and costs of title evidence; (ii) to the Obligations in such order as Beneficiary, in Beneficiary’s discretion, directs; and (iii) the excess, if any, to the person or persons legally entitled to the excess.

(c) If all or any part of the Secured Property is sold pursuant to this Article IV, Grantor will be divested of any and all interest and claim to the Secured Property, including any interest or claim to all insurance policies, utility deposits, bonds, loan commitments and other intangible property included as a part of the Secured Property. Additionally, after a sale of all or any part of the Land, Improvements and Personalty, Grantor will be considered a tenant at sufferance of the purchaser of the same, and the purchaser shall be entitled to immediate possession of such property. If Grantor shall fail to vacate the Secured Property immediately, the purchaser may and shall have the right, without further notice to Grantor, to go into any justice court in any precinct or county in which the Secured Property is located and file an action in forcible entry and detainer, which action shall lie against Grantor or its assigns or legal representatives, as a tenant at sufferance. This remedy is cumulative of any and all remedies the purchaser may have under this Deed of Trust or otherwise.
(d) In any action for a deficiency after a foreclosure under this Deed of Trust, if any person against whom recovery is sought requests the court in which the action is pending to determine the fair market value of the Secured Property, as of the date of the foreclosure sale, the following shall be the basis of the court’s determination of fair market value:
(i)	the Secured Property shall be valued “as is” and in its condition as of the date of foreclosure, and no assumption of increased value because of post-foreclosure repairs, refurbishment, restorations or improvements shall be made;
(ii)	any adverse effect on the marketability of title because of the foreclosure or because of any other title condition not existing as of the date of this Deed of Trust shall be considered;
(iii)	the valuation of the Secured Property shall be based upon an assumption that the foreclosure purchaser desires a prompt resale of the Secured Property for cash within a six month-period after foreclosure;
(iv)	although the Secured Property may be disposed of more quickly by the foreclosure purchaser, the gross valuation of the Secured Property as of the date of foreclosure shall be discounted for a hypothetical reasonable holding period (not to exceed 6 months) at a monthly rate equal to the average monthly interest rate on the Note for the twelve months before the date of foreclosure;
(v)	the gross valuation of the Secured Property as of the date of foreclosure shall be further discounted and reduced by reasonable estimated costs of disposition, including brokerage commissions, title policy premiums, environmental assessment and clean-up costs, tax and assessment, prorations, costs to comply with legal requirements and attorneys’ fees;
(vi)	expert opinion testimony shall be considered only from a licensed appraiser certified by the State of Texas and, to the extent permitted under Texas law, a member of the Appraisal Institute, having at least five years’ experience in appraising property similar to the Secured Property in the county where the Secured Property is located, and who has conducted and prepared a complete written appraisal of the Secured Property taking into considerations the factors set forth in this Deed of Trust; no expert opinion testimony shall be considered without such written appraisal;

(vii)	evidence of comparable sales shall be considered only if also included in the expert opinion testimony and written appraisal referred to in subsection (vi), above; and
(viii)	an affidavit executed by Beneficiary to the effect that the foreclosure bid accepted by Trustee was equal to or greater than the value of the Secured Property determined by Beneficiary based upon the factors and methods set forth in subsections (i) through (vii) above before the foreclosure shall constitute prima facie evidence that the foreclosure bid was equal to or greater than the fair market value of the Secured Property on the foreclosure date.
(e) Beneficiary may, at Beneficiary’s option, comply with these provisions in the manner permitted or required by Title 5, Section 51.002 of the Texas Property Code (relating to the sale of real estate) or by Chapter 9 of the Texas Business and Commerce Code (relating to the sale of collateral after default by a debtor), as those titles and chapters now exist or may be amended or succeeded in the future, or by any other present or future articles or enactments relating to same subject. Unless expressly excluded, the Secured Property shall include rents collected before a foreclosure sale, but attributable to the period following the foreclosure sale, and Grantor shall pay such rents to the purchaser at such sale. At any such sale:
(i)	whether made under the power contained in this Deed of Trust, Section 51.002 of the Texas Property Code, Chapter 9 of the Texas Business and Commerce Code, any other legal requirement or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Trustee to have physically present, or to have constructive possession of, the Secured Property (Grantor shall deliver to Trustee any portion of the Secured Property not actually or constructively possessed by Trustee immediately upon demand by Trustee) and the title to and right of possession of any such property shall pass to the purchaser as completely as if the property had been actually present and delivered to the purchaser at the sale;
(ii)	each instrument of conveyance executed by Trustee shall contain a general warranty of title, binding upon Grantor;
(iii)	the recitals contained in any instrument of conveyance made by Trustee shall conclusively establish the truth and accuracy of the matters recited in the Deed of Trust, including nonpayment of the Obligations and the advertisement and conduct of the sale in the manner provided in this Deed of Trust and otherwise by law and the appointment of any successor Trustee;
(iv)	all prerequisites to the validity of the sale shall be conclusively presumed to have been satisfied;

(v)	the receipt of Trustee or of such other party or officer making the sale shall be sufficient to discharge to the purchaser or purchasers for such purchaser(s)’ purchase money, and no such purchaser or purchasers, or such purchaser(s)’ assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication or nonapplication of such purchase money;
(vi)	to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of Grantor’s right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold, and such sale shall be a perpetual bar to any claim to all or any part of the property sold, both at law and in equity, against Grantor and against any person claiming by, through or under Grantor; and
(vii)	to the extent and under such circumstances as are permitted by law, Beneficiary may be a purchaser at any such sale.
4.1 Remedies Non-exclusive. The rights and remedies provided in this Article IV upon the occurrence of an Event of Default hereunder shall be non-exclusive and shall be in addition to all other remedies and rights available under this Deed of Trust and the Guaranty or applicable law. All rights and remedies available in the Event of Default shall be cumulative and the exercise of any one or more of the available rights and remedies shall not be considered as or result in a waiver of any other right or remedy and any particular right or remedy may be exercised in conjunction with any or all other rights and remedies provided hereunder.
4.2 Release of Security. The Beneficiary and Trustee, without notice and without regard to the consideration, if any, paid therefor, and notwithstanding the existence at that time of any inferior deeds of trust or other liens thereon, may release any part of the security described herein or may release any person liable for any indebtedness secured hereby without in any way affecting the priority of this Deed of Trust, to the full extent of the indebtedness remaining unpaid hereunder, upon any part of the security not expressly released. The Beneficiary may also agree with any party obligated on such indebtedness or having any interest in the security described herein to extend the time for payment of any part or all of the indebtedness secured hereby, and such agreement shall not, in any way, release or impair this Deed of Trust, but shall extend the same as against the title of all parties having any interest in such security, which interest is subject to this Deed of Trust.

4.3 Assignment of Rents. Grantor assigns to Beneficiary absolutely, not only as collateral, all present and future rent and other income and receipts from the Secured Property. Leases are not assigned. Grantor warrants the validity and enforceability of the assignment. Grantor may as Beneficiary’s licensee collect rent and other income and receipts as long as Grantor is not in default under the Guaranty or this Deed of Trust. Grantor will apply all rent and other income and receipts to payment and performance of the Obligations, but if the rent and other income and receipts exceed the amount of the Obligations, Grantor may retain the excess. If Grantor defaults in payment or performance of the Obligations, Beneficiary may terminate Grantor’s license to collect and then as Grantor’s agent may rent the Secured Property if it is vacant and collect all rent and other income and receipts. Beneficiary neither has nor assumes any obligations as lessor or landlord with respect to any occupant of the Secured Property. Beneficiary shall apply all rent and other income and receipts collected under this Section 4.3 without taking possession of the Secured Property. Beneficiary shall apply all rent and other income and receipts collected under this Section 4.3 first to expenses incurred in exercising Beneficiary’s rights and remedies and then to Grantor’s Obligations in the order determined by Beneficiary. Beneficiary is not required to act under this Section 4.3, and acting under this Section 4.3 does not waive any of Beneficiary’s other rights or remedies. If Grantor becomes a voluntary or involuntary bankrupt, Beneficiary’s filing a proof of claim in bankruptcy will be tantamount to the appointment of a receiver under Texas law.
ARTICLE V
THE TRUSTEE
5.1 Endorsement and Execution of Documents. Upon the written request of the Beneficiary, the Trustee shall, without liability or notice to the Grantor, execute, consent to, or join in any instrument or agreement in connection with or necessary to effectuate the purposes of this Deed of Trust. The Grantor hereby irrevocably designates the Trustee as its attorneys-in-fact to execute, acknowledge and deliver, on the Grantor’s behalf and in the Grantor’s name, all instruments or agreements necessary to implement the provisions of this Deed of Trust or necessary to further perfect the lien created by this Deed of Trust on the Secured Property. This power of attorney shall be deemed to be coupled with an interest and shall survive any disability of the Grantor.
5.2 Substitution of Trustee. The Beneficiary may, by filing a deed of appointment in the office where this instrument is recorded, appoint additional or replacement trustees and may remove the Trustee, from time to time, without notice to the Grantor or the Trustee and without specifying any reason.
5.3 Multiple Trustees. Any Trustee, individually, may exercise all powers granted to the Trustees collectively, without the necessity of the joinder of the other Trustees.
5.4 Terms of Trustee’s Acceptance. The Trustee accepts the trust created by this Deed of Trust upon the following terms and conditions.
5.4.1 The Trustee may exercise any of their powers through appointment of attorneys-in-fact or agents.
5.4.2 The Trustee shall not be liable for any matter or cause arising under this Deed of Trust or in connection therewith except by reason of its own willful misconduct or gross negligence.
5.4.3 The Trustee may select and employ legal counsel at the expense of the Grantor.

5.4.4 The Trustee shall be under no obligation to take any action upon any Event of Default unless it is furnished security or indemnity, in form satisfactory to the Trustee, against costs, expenses and liabilities which may be incurred by the Trustee.
5.4.5 The Trustee shall have no duty to take any action except upon written demand of the Beneficiary.
5.4.6 A Trustee may resign upon fifteen (15) days’ written notice of the Beneficiary.
5.5 Trustee’s Reimbursement. The Grantor shall reimburse the Trustee for all reasonable disbursements and expenses incurred by reason of this Deed of Trust.
5.6 Save Harmless Clause. The Grantor shall indemnify and save harmless the Beneficiary and the Trustee, singularly and jointly, from all costs and expenses (including but not limited to reasonable attorneys’ fees and costs of title search, continuation search and preparation of survey), incurred by them or any of them by reason of this Deed of Trust, including any legal action to which Beneficiary or the Trustee shall become a party. Any money so paid or expended by Beneficiary or the Trustee shall be due and payable upon demand together with interest at the maximum rate provided in the Note from the date incurred and shall be secured by this Deed of Trust.
5.7 Reliance of Trustee. The Trustee shall be protected in acting upon any notice, request, consent, demand statement, note or other paper or document believed by them to be genuine and to have been signed by the party or parties purporting to sign the same. The Trustee may act hereunder and may sell or otherwise dispose of the Premises or any part thereof as herein provided, although the Trustee has been, may now or may hereafter be, attorneys, officers, agents or employees of the Beneficiary, in respect of any matter of business whatsoever.
ARTICLE VI
MISCELLANEOUS
6.1 Usury. Interest on the debt secured by this Deed of Trust shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.
6.2 Joint and Several Liability If there exists more than one (1) Grantor, all liabilities under this Deed of Trust shall be joint and several with respect to the Grantors.
6.3 Waivers. The Beneficiary may at any or from time to time waive all or any rights under this Deed of Trust, but any waiver or indulgence by the Beneficiary at any time or from time to time shall not constitute, unless specifically so expressed by the Beneficiary in writing, a future waiver of performance by the Grantor.

6.4 No Third Party Beneficiary Rights. No person not a party to this Deed of Trust shall have any benefit hereunder nor have third party beneficiary rights as a result of this Deed of Trust, nor shall any person be entitled to rely on any actions or inactions of the Beneficiary or the Trustee, all of which are done for the sole benefit and protection of the Beneficiary.
6.5 Binding Obligation. This Deed of Trust shall be a continuing and binding obligation upon the parties and their successors and assigns.
6.6 Final Agreement. This Deed of Trust and the Guaranty contain the final and entire agreement and understanding of the parties.
6.7 Amendment. This Deed of Trust may be amended only in a writing signed by the party to be bound by the amendment.
6.8 Notices. Any notice required or permitted by or in connection with this Deed of Trust shall be in writing and made by hand delivery, by a nationally recognized overnight delivery service or by certified/registered mail, return receipt requested, postage prepaid, addressed to the respective party at the address set forth on the first page of this Deed of Trust.
6.9 Choice of Law; Consent to Jurisdiction. The laws of the State of Texas shall strictly and absolutely govern the rights and obligations of the parties to this Deed of Trust. Grantor agrees that any controversy arising under or in relation to the Deed of Trust shall be litigated exclusively in the State of Texas. The state and federal courts and authorities with jurisdiction in the State of Texas shall have exclusive jurisdiction over all controversies which shall arise under or in relation to this Deed of Trust. Grantor irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.
6.10 Incorporation by Reference. The terms, conditions and provisions of the Guaranty are incorporated by reference in this Deed of Trust to the same extent as if set forth in full herein. Should any of the terms, conditions, or provisions of the Guaranty conflict with the terms, conditions or provisions of this Deed of Trust, the Trustee or the Beneficiary shall select which of the terms, covenants and conditions shall govern and control.
6.11 Terminology. Whenever used herein, the term the “Grantor” shall include the successors and assigns of the Grantor; the “Trustee” or the “Trustees” shall include the successors and assigns of the Trustee or the Trustees and any substitute or successor Trustee or Trustees; and the “Beneficiary” shall include the successors and assigns of the individual, individuals, partnership, corporation or other entity holding the beneficial interest in the Guaranty secured by this Deed of Trust. The use of the singular shall include the plural, and the plural may refer to the singular, and the use of any gender shall be applicable to all genders.

6.12 Invalidity. If any provision or part of any provision contained in this Deed of Trust shall be found for any reason to be illegal, invalid or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or the remaining part of any effective provisions of this Deed of Trust and this Deed of Trust shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.
[Signature appears on following page]

WITNESS, the following signature and seal of the Grantor as of the date first written above.

Witnessed by:	HOME SOLUTIONS OF AMERICA, INC.

	By:	/s/ Frank J. Fradella

Name:		Name:	Frank J. Fradella
		Title:	Chief Executive Officer
STATE OF                     , CITY/COUNTY OF                     , to wit:
I HEREBY CERTIFY, that on this                      day of March, 2009, before me, the undersigned a Notary Public of the State of California, personally appeared                     , who acknowledged himself/herself to be the                      of Home Solutions of America, Inc. (the “Company”), known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he/she, being authorized so to do, executed the same for the purposes therein contained as the duly authorized                      of the Company by signing the name of the Company by himself/herself as such                     .
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:                                         .

EXHIBIT A
LAND DESCRIPTION
Tract I.
A 0.4714 acre tract of land out of Unrestricted Reserve “C” of Woodedge Village, Section 1, a subdivision of the W. H. York Survey, Abstract No. 943, in Harris County, Texas, according to the map or plat of same recorded in Volume 192, Page 34, of the Map Records of Harris County, Texas, and being out of and a part of that certain 1.6325 acre tract of land conveyed to Matrix Eleven-0-Eleven Corporation as described in deed recorded under County Clerk’s File No. V681436 of the Real Property Records of Harris County, Texas, said 0.4714 acre tract of land being more particularly described by metes and bounds on attached Schedule 1.
Tract II.
A non-exclusive perpetual access easement to Jones Road, described by metes and bounds on attached Schedule 2.